Exhibit 10.3

AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P.

ESTABLISHING

SERIES A CUMULATIVE REDEEMABLE PREFERRED UNITS

OF

LIMITED PARTNERSHIP INTEREST

In accordance with Section 4.2(a)(i) and Article 12 of the Second Amended and Restated Limited Partnership Agreement, effective as of November 3, 2014 (the “Partnership Agreement”), of Strategic Storage Operating Partnership II, L.P. (the “Partnership”), the Partnership Agreement is hereby amended by this Amendment No. 1 thereto (this “Amendment”) to establish a series of up to 2,600,000 preferred units of limited partnership interest of the Partnership which shall be designated the “Series A Cumulative Redeemable Preferred Units” (the “Preferred Units”), having the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below and which shall be issued to SSTI Preferred Investor, LLC (the “Purchaser”). Certain terms used herein are defined in Section 10 of Exhibit I hereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, the Partnership, Strategic Storage Trust II, Inc. (the “General Partner”), and the Purchaser executed that certain Series A Cumulative Redeemable Preferred Unit Purchase Agreement, dated November 3, 2014 (the “Purchase Agreement”), pursuant to which the Partnership agreed to issue, and the Purchaser agreed to purchase, up to an aggregate of 2,600,000 Preferred Units, at one or more closings, on the terms set forth therein and herein; and

WHEREAS, pursuant to Section 4.2(a)(i) of the Partnership Agreement, the Partnership is issuing up to an aggregate of 2,600,000 Preferred Units to the Purchaser, at one or more closings, with the rights, powers, privileges and restrictions, qualifications, and limitations as set forth below pursuant to the terms of the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Issuance of Preferred Units

Pursuant to Section 4.2(a)(i) of the Partnership Agreement, the Partnership hereby agrees to issue up to an aggregate of 2,600,000 Preferred Units to the Purchaser, at one or more closings. The Preferred Units will have the rights, powers, privileges, restrictions, qualifications, and limitations specified in Exhibit I hereto. In consideration for the issuance of the Preferred Units, the Purchaser agrees to make a Capital Contribution to the Partnership in an amount up to an aggregate of $65,000,000, at one or more closings, in accordance with the terms of the Purchase Agreement.

The admission of the Purchaser as an additional Limited Partner of the Partnership shall become effective as of the date of this Amendment, which shall also be the date upon which the name of the Purchaser is recorded on the books and records of the Partnership and Exhibit A to the Partnership Agreement is amended to reflect such admission.

Section 2. Amendment to Partnership Agreement

Pursuant to Article 12 of the Partnership Agreement, the General Partner, as general partner of the Partnership and as attorney-in-fact for its Limited Partners, hereby amends the Partnership Agreement to set forth the rights, powers, privileges, restrictions, qualifications, and limitations of the Preferred Units, as specified in Exhibit I hereto.

Section 3. Continuation of Partnership Agreement

The Partnership Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Partnership Agreement and this Amendment (including Exhibit I hereto) were contained in one document. Any provisions of the Partnership Agreement not amended by this Amendment shall remain in full force and effect as provided in the Partnership Agreement immediately prior to the date hereof. In the event of a conflict between the provisions of this Amendment and the Partnership Agreement, the provisions of this Amendment shall control.

[Signature Page Follows.]

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Partnership Agreement as of the 3rd day of November, 2014.

STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P.

By:	Strategic Storage Trust II, Inc., its sole general partner

By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: Chief Executive Officer

STRATEGIC STORAGE TRUST II, INC.

By:	/s/ H. Michael Schwartz
Name: H. Michael Schwartz
Title: Chief Executive Officer

SSTI PREFERRED INVESTOR, LLC

By:	SmartStop Self Storage, Inc.
(Its Manager)

By:	/s/ H. Michael Schwartz
H. Michael Schwartz
Chief Executive Officer

Signature Page to Amendment No. 1 to the Amended and Restated Limited Partnership Agreement of

Strategic Storage Operating Partnership II, L.P.

EXHIBIT I

STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P.

DESIGNATION OF THE RIGHTS, POWERS, PRIVILEGES,

RESTRICTIONS, QUALIFICATIONS, AND LIMITATIONS

OF THE SERIES A CUMULATIVE REDEEMABLE PREFERRED UNITS

The following are the terms of the Series A Cumulative Redeemable Preferred Units (the “Preferred Units”) established pursuant to this Amendment:

(1) Number. The maximum number of authorized Preferred Units shall be 2,600,000.

(2) Rank. The Preferred Units will, with respect to distribution rights (to the extent set forth herein) and rights upon liquidation, dissolution, or winding up of the Partnership, rank: (a) senior to all classes or series of Partnership Units not designated as Preferred Units (“Common Units”) and to all equity securities issued by the Partnership the terms of which provide that such equity securities shall rank junior to such Preferred Units; (b) on a parity with all equity securities issued by the Partnership other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Partnership that rank senior to the Preferred Units. The term “equity securities” shall not include convertible debt securities.

(3) Distributions.

(a) Current Distributions.

(i) Commencing from and including the applicable date of issuance of Preferred Units, which may be issued in one or more tranches (each such date, a “Date of Issuance”), current distributions (the “Current Distributions”) on each Preferred Unit shall be payable monthly in arrears, in an amount equal to the LIBOR Rate, plus 6.5% per annum of the Liquidation Amount (as defined below) (the “Pay Rate”), until the redemption or repurchase of such Preferred Units in accordance with Sections 5 or 6, as the case may be (each such period a “Current Distribution Period”).

(ii) Current Distributions on the Preferred Units shall be cumulative from the applicable Date of Issuance at the Pay Rate, and shall be declared and payable monthly in arrears on the 1st day of each month of each year or, if not a business day, the next succeeding business day, commencing on December 1, 2014 (each, a “Current Distribution Payment Date”), and will be computed on the basis of a 360-day year and the actual number of days in the applicable period. Current Distributions will be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable record date by wire transfer pursuant to wire instructions provided by such holders. The record date shall be the last calendar day of the month immediately preceding each Current Distribution Payment Date (each, a “Current Distribution Payment Record Date”).

(iii) Current Distributions on the Preferred Units shall accumulate at the Pay Rate, whether or not, in any Current Distribution Period, the Partnership has earnings, whether or not such Current Distribution shall be authorized and declared and whether or not there shall be funds of the Partnership legally available for payment of such Current Distributions. If on any Current Distribution Payment Date the Partnership shall not be permitted under Delaware law to pay all or a portion of any such Current Distributions, the Partnership shall take such action as may be lawfully permitted in order to enable the Partnership, to the extent permitted by Delaware law, to lawfully to pay such Current Distributions. Accumulated but unpaid Current Distributions, if any, on the Preferred Units, will accrue at the Pay Rate plus the then-applicable Additional Distribution Rate (as defined below).

(b) Deferred or Additional Distributions.

(i) In addition to the Current Distributions, commencing from and including the applicable Date of Issuance of Preferred Units, each month the Partnership shall have the obligation to elect either (1) to pay additional distributions (“Additional Distributions,” and collectively with the Current Distributions, the “Distributions”) on each Preferred Unit, which Additional Distributions shall be payable monthly in arrears, in an amount equal to: (w) in the case of the period from and including the applicable Date of Issuance through March 31, 2017, 4.35% per annum of the Liquidation Amount; and (x) beginning April 1, 2017, 6.35% per annum of the Liquidation Amount (each of the foregoing rates being referred to as an “Additional Distribution Rate”), until the Final Redemption (as defined below) or Final Repurchase (as defined below) of the outstanding Preferred Units in accordance with Sections 5 or 6, as the case may be (each such period an “Additional Distribution Period”), or (2) to defer the Additional Distribution (the “Deferred Distribution”) with respect to each Preferred Unit, which Deferred Distribution shall accumulate monthly, in an amount equal to: (y) in the case of the period from and including the applicable Date of Issuance through March 31, 2017, the LIBOR Rate, plus 10.85% of the Deferred Distribution; and (z) beginning April 1, 2017, the LIBOR Rate, plus 12.85% of the Deferred Distribution (each of the foregoing rates being referred to as a “Deferred Distribution Rate”), until the Final Redemption or Final Repurchase of the outstanding Preferred Units in accordance with Sections 5 or 6, as the case may be (each such period a “Deferred Distribution Period,” and collectively with each Current Distribution Period and each Additional Distribution Period, each a “Distribution Period”).

(ii) Additional Distributions, if elected pursuant to Section 3(b)(i)(1), on the Preferred Units shall be declared and payable monthly in arrears on the 1st day of each month of each year or, if not a business day, the next succeeding business day (each, an “Additional Distribution Payment Date,” and collectively with each Current Distribution Payment Date, each a “Distribution Payment Date”), and will be computed on the basis of a 360-day year and the actual number of days in the applicable period. Additional Distributions, if any, will be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable record date by wire transfer pursuant to wire instructions provided by such holders. The record date shall be the last calendar day of the month immediately preceding each Additional Distribution Payment Date (each, an “Additional Distribution Payment Record Date,” and collectively with each Current Distribution Payment Record Date, each a “Distribution Payment Record Date”).

(iii) Deferred Distributions, if elected pursuant to Section 3(b)(i)(2), on the Preferred Units shall accumulate at the Deferred Distribution Rate on the amount of the Deferred Distribution, whether or not, in any Distribution Period, the Partnership has earnings, whether or not such Deferred Distribution shall be authorized and declared and whether or not there shall be funds of the Partnership legally available for payment of such Deferred Distributions. Deferred Distributions may be made from time to time in the discretion of the Partnership but in all cases shall be due and payable on or prior to the Final Redemption or Final Repurchase of the outstanding Preferred Units in accordance with Sections 5 or 6, as the case may be.

(c) Distribution Payments. Any Distribution payment made on Preferred Units shall first be credited against the earliest accumulated but unpaid Current Distribution due with respect to such Preferred Units which remains payable.

(4) Liquidation Amount.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (referred to herein as a “liquidation”), the holders of the Preferred Units will be entitled to be paid out of the assets of the Partnership legally available for distribution to its unitholders liquidating distributions, in cash, in the amount of $25.00 per unit multiplied by the number of outstanding Preferred Units (the “Liquidation Amount”), plus an amount equal to any accumulated and unpaid Current Distributions and any accumulated Deferred Distributions to the date of such liquidation, before any distribution or payment is made to holders of Common Units or any other equity securities of the Partnership ranking junior to the Preferred Units as to the distribution of assets upon a liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(b) In the event that, upon any liquidation of the Partnership, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Units, plus an amount equal to any accumulated and unpaid Current Distributions and any accumulated Deferred Distributions to the date of such liquidation and the corresponding amounts payable on all other equity securities of the Partnership ranking on a parity with Preferred Units in the distribution of assets upon a liquidation, then the holders of Preferred Units and all other such equity securities of the Partnership ranking on a parity with Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions per unit to which they would otherwise be respectively entitled.

(c) The consolidation or merger of the Partnership with or into any other entity, or the merger of another entity with or into the Partnership, or a statutory unit exchange by the Partnership, or the sale, lease or conveyance of all or substantially all of the property or business of the Partnership, shall be deemed to constitute a liquidation of the Partnership.

(d) The Liquidation Amount of the outstanding Preferred Units will not be added to the liabilities of the Partnership for the purpose of determining whether under the Delaware Revised Uniform Limited Partnership Act a distribution may be made to unitholders of the Partnership whose preferential rights upon dissolution of the Partnership are junior to those of holders of Preferred Units. This Section 4(d) shall be without prejudice to the provisions of Sections 3(a), 3(b) and 4(a) hereof.

(5) Redemption.

(a) The Partnership may redeem the Preferred Units, in whole or in part at the option of the Partnership at any time or from time to time, at a redemption price per unit in cash in an amount equal to (the “Redemption Price”): (i) in the event of a partial redemption, the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions thereon to the date of redemption; and (ii) in the event of the redemption of all remaining outstanding Preferred Units (the “Final Redemption”), the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions and any accumulated Deferred Distributions to the date of redemption. If fewer than all of the outstanding Preferred Units are to be redeemed at the option of the Partnership, the Preferred Units to be redeemed shall be determined pro rata or by lot or in such other manner as determined by the General Partner to be fair and equitable to holders of Preferred Units.

(b) Notice of a redemption pursuant to Section 5(a) will be mailed by the Partnership, postage prepaid, not less than ten (10) nor more than thirty (30) days prior to the redemption date, addressed to the respective holders of the Preferred Units to be redeemed at their respective addresses as they appear on the books of the Partnership. Each notice shall state: (i) the redemption date; (ii) the number of Preferred Units to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates representing such Preferred Units, if any, are to be surrendered for payment of the Redemption Price; (v) in the event of a partial redemption, that Current Distributions on the Preferred Units to be redeemed will cease to accumulate on such redemption date; and (vi) in the event of a Final Redemption, that Current Distributions and any accumulated Deferred Distributions on the Preferred Units will cease to accumulate on such redemption date. If fewer than all the Preferred Units are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Units to be redeemed from each such holder.

(c) On or after a redemption date, each holder of Preferred Units to be redeemed must present and surrender any certificates representing the Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the Redemption Price of such Preferred Units will be paid to or on the order of the Person whose name appears on such certificates, if any, as the owner thereof by wire transfer pursuant to wire instructions provided by such Person and each surrendered certificate will be canceled. In the event that fewer than all the Preferred Units are to be redeemed, and if a certificate has been issued representing the Preferred Units, a new certificate will be issued representing the unredeemed Preferred Units.

(d) From and after a partial redemption date (unless the Partnership defaults in payment of the Redemption Price), all Current Distributions on the Preferred Units subject to such redemption will cease to accumulate and all rights of the holders thereof, except (i) the right to receive the Redemption Price thereof (including all accumulated and unpaid Current Distributions to the redemption date) and (ii) the right to receive any accumulated Deferred Distributions, will cease and terminate and such Preferred Units will not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s records, and such Preferred Units shall not be deemed to be outstanding for any purpose whatsoever other than with respect to the accumulation of Deferred Distributions on such Preferred Units. In the event that the Partnership defaults in the payment of the Redemption Price for any Preferred Units surrendered for redemption, such Preferred Units shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders that surrendered such Preferred Units, and the Partnership shall promptly return the surrendered certificates representing such Preferred Units, if any, to such holders (although the failure of the Partnership to return any such certificates to such holders shall in no way affect the ownership of such Preferred Units by such holders or their rights thereunder).

(e) From and after the date of the Final Redemption (unless the Partnership defaults in payment of the Redemption Price), all Current Distributions and any accumulated Deferred Distributions on the Preferred Units will cease to accumulate and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accumulated and unpaid Current Distributions and any accumulated Deferred Distributions to the date of the Final Redemption), will cease and terminate and such Preferred Units will not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s records, and such Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. In the event that the Partnership defaults in the payment of the Redemption Price (including all accumulated and unpaid Current Distributions and any accumulated Deferred Distributions to the date of the Final Redemption) for any Preferred Units surrendered for Final Redemption, such Preferred Units shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders that surrendered such Preferred Units, and the Partnership shall promptly return the surrendered certificates representing such Preferred Units, if any, to such holders (although the failure of the Partnership to return any such certificates to such holders shall in no way affect the ownership of such Preferred Units by such holders or their rights thereunder).

(f) Immediately prior to any redemption of Preferred Units, the Partnership shall pay, in cash, (i) in the event of a partial redemption, all accumulated and unpaid Current Distributions with respect to the Preferred Units to be redeemed in such partial redemption to the redemption date, or (ii) in the event of a Final Redemption, all accumulated and unpaid Current Distributions on the remaining outstanding Preferred Units and accumulated Deferred Distributions on all of the Preferred Units to the redemption date, unless such redemption date falls after a Distribution Payment Record Date and on or prior to the corresponding Distribution Payment Date, in which case each holder of Preferred Units at the close of business on such Distribution Payment Record Date shall be entitled to the Distribution payable on such Preferred Units on the corresponding Distribution Payment Date notwithstanding the redemption of such Preferred Units on or prior to such Distribution Payment Date.

(g) Any Preferred Units that have been redeemed shall, after such redemption, have the status of authorized but unissued Partnership Units, without designation as to series, until such units are once more designated as part of a particular series by the General Partner.

(h) The Preferred Units will not have a stated maturity date and will not be subject to any sinking fund.

(6) Repurchase at the Election of Holders.

(a) Following the occurrence of an Optional Repurchase Event, a holder of Preferred Units, at its election, may require the Partnership to repurchase all or any portion of such holder’s Preferred Units at any time or from time to time, at a repurchase price per unit in cash equal to (the “Repurchase Price”): (i) in the event of a partial repurchase, the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions thereon to the date of repurchase; and (ii) in the event of the repurchase of all remaining outstanding Preferred Units (the “Final Repurchase”), the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions and any accumulated Deferred Distributions to the date of repurchase.

(b) Holders may exercise the rights specified in this Section 6 upon delivery to the Partnership of a written notice of repurchase in the form attached as Schedule A hereto (a “Holder Repurchase Notice”) via telecopy, email, hand delivery or other mail or messenger service. The original Holder Repurchase Notice and any certificates representing the Preferred Units for which repurchase is elected shall be delivered to the Partnership by nationally recognized courier, duly endorsed. The date upon which a Holder Repurchase Notice is initially received by the Partnership shall be a “Holder Repurchase Notice Date.”

(c) The Partnership shall pay within ten (10) business days after the Holder Repurchase Notice Date, to or on the order of the Person whose name appears on such certificates or book entry as the owner thereof by wire transfer pursuant to wire instructions provided by such Person, the Repurchase Price for the Preferred Units being repurchased and each surrendered certificate, if any, will be canceled. In the event that fewer than all the Preferred Units are to be repurchased, and if a certificate has been issued representing the Preferred Units, a new certificate will be issued representing the Preferred Units that were not repurchased.

(d) From and after a partial repurchase date (unless the Partnership defaults in payment of the Repurchase Price), all Current Distributions on the Preferred Units tendered for repurchase will cease to accumulate and all rights of the holders thereof, except (i) the right to receive the Repurchase Price thereof (including all accumulated and unpaid Current Distributions to the repurchase date) and (ii) the right to receive any accumulated Deferred Distributions, will cease and terminate and such Preferred Units will not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s records, and such Preferred Units shall not be deemed to be outstanding for any purpose whatsoever other than with respect to the accumulation of Deferred Distributions on such Preferred Units. In the event that the

Partnership defaults in the payment of the Repurchase Price for any Preferred Units tendered for repurchase, such Preferred Units shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders that tendered such Preferred Units, and the Partnership shall promptly return the tendered certificates representing such Preferred Units, if any, to such holders (although the failure of the Partnership to return any such certificates to such holders shall in no way affect the ownership of such Preferred Units by such holders or their rights thereunder).

(e) From and after the date of the Final Repurchase (unless the Partnership defaults in payment of the Repurchase Price), all Current Distributions and any accumulated Deferred Distributions on the Preferred Units will cease to accumulate and all rights of the holders thereof, except the right to receive the Repurchase Price thereof (including all accumulated and unpaid Current Distributions and any accumulated Deferred Distributions to the date of the Final Repurchase), will cease and terminate and such Preferred Units will not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s records, and such Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. In the event that the Partnership defaults in the payment of the Repurchase Price (including all accumulated and unpaid Current Distributions and any accumulated Deferred Distributions to the date of the Final Repurchase) for any Preferred Units tendered for Final Repurchase , such Preferred Units shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders that tendered such Preferred Units, and the Partnership shall promptly return the tendered certificates representing such Preferred Units, if any, to such holders (although the failure of the Partnership to return any such certificates to such holders shall in no way affect the ownership of such Preferred Units by such holders or their rights thereunder).

(f) Immediately prior to any repurchase of Preferred Units, the Partnership shall pay, in cash, (i) in the event of a partial repurchase, all accumulated and unpaid Current Distributions with respect to the Preferred Units to be repurchased in such partial repurchase to the repurchase date, or (ii) in the event of a Final Repurchase, all accumulated and unpaid Current Distributions on the remaining outstanding Preferred Units and accumulated Deferred Distributions on all of the Preferred Units to the repurchase date, unless such repurchase date falls after a Distribution Payment Record Date and on or prior to the corresponding Distribution Payment Date, in which case each holder of Preferred Units at the close of business on such Distribution Payment Record Date shall be entitled to the Distribution payable on such Preferred Units on the corresponding Distribution Payment Date notwithstanding the repurchase of such Preferred Units on or prior to such Distribution Payment Date.

(g) From and after the occurrence of an Optional Repurchase Event until such date as all Preferred Units have been repurchased or redeemed pursuant to this Section 6 or Section 5, none of the Partnership, the General Partner or their respective Subsidiaries may undertake (and the Partnership and the General Partner shall cause each of their respective Subsidiaries not to undertake) any of the following actions, directly or indirectly, without the prior written consent of the holders of record of at least a majority of the Preferred Units then outstanding:

(i) authorize, declare or pay, or set apart for payment, any distributions on any equity securities of the Partnership, the General Partner or any of their respective Subsidiaries, other than, with respect to the Partnership, Current Distributions, Additional Distributions and Deferred Distributions on the Preferred Units;

(ii) redeem or repurchase any equity securities of the Partnership, the General Partner or any of their respective Subsidiaries, other than, with respect to the Partnership, redemptions or repurchases of the Preferred Units and, with respect to the General Partner, redemptions pursuant to, and subject to the limitations under, the General Partner’s Share Redemption Program as in effect on the Initial Date of Issuance;

(iii) purchase or otherwise acquire any asset from another party, including real property or interests therein, enter into any contract or agreement or option to do so or make any non-refundable deposit in connection with any such proposed acquisition;

(iv) sell, transfer, assign, hypothecate, pledge or dispose of all or any portion of any Property or other asset of the Partnership, the General Partner or any of their respective Subsidiaries, or any interest, whether legal or beneficial, in any of the foregoing or enter into any contract or agreement or option to do so; or

(v) (a) incur, renew, refinance, modify or otherwise discharge any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries, or extend credit, make a loan or become a guarantor or surety for debt of another party, or (b) create, suffer or permit to exist any Lien on, of or against, or otherwise affecting, all or any portion of any Property (including, without limitation, fixtures and other personal property) in each instance, other than the Permitted Liens or other than in connection with a transaction approved pursuant to clause (a) of this subsection.

Neither the Partnership nor the General Partner shall take, and shall cause their respective Subsidiaries not to take, any action in furtherance of any of the foregoing actions without obtaining the required consent therefor, as specified in this Section 6(f).

(h) Any Preferred Units that have been repurchased shall, after such repurchase, have the status of authorized but unissued Partnership Units, without designation as to series, until such units are once more designated as part of a particular series by the General Partner.

(7) Covenants of the Partnership and the General Partner.

(a) Protective Provisions. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, neither the Partnership nor the General Partner shall, and the Partnership and the General Partner shall cause their respective Subsidiaries not to, undertake or permit any of the following actions, directly or indirectly, without the prior written consent of the holders of record of at least a majority of the Preferred Units then outstanding:

(i) (1) in the case of the Partnership, authorize or issue, or increase the authorized or issued amount of, (A) equity securities ranking, as to distributions and upon liquidation, on a parity with or senior to the Preferred Units or (B) Common Units or other equity securities ranking, as to distributions and upon liquidation, junior to the Preferred Units, to the extent that such Common Units or other junior equity securities contain any rights that restrict in any way management of the Partnership, the General Partner or their respective Subsidiaries or would reasonably be expected to interfere with the Preferred Units or the rights of the holders thereof; and (2) in the case of the General Partner, any Subsidiary of the General Partner or any Subsidiary of the Partnership, authorize or issue additional (A) shares of preferred stock or preferred equity securities or (B) shares of common stock or common equity securities or other equity securities ranking, as to distributions and upon liquidation, junior to shares of such entity’s preferred stock or preferred equity securities, to the extent that such shares of common stock, common equity securities or other junior equity securities contain any rights that restrict in any way management of the General Partner, the Partnership or their respective Subsidiaries or would reasonably be expected to interfere with the Preferred Units or the rights of the holders thereof;

(ii) amend, alter, repeal or waive any of the provisions of (1) this Amendment or the Purchase Agreement or (2) the certificate of limited partnership of the Partnership, the Partnership Agreement, the Articles of Incorporation or bylaws of the General Partner or the organizational documents of any of their respective Subsidiaries, in the case of clause (2) only, to the extent that such amendment would reasonably be expected to adversely affect the Preferred Units or the rights of the holders thereof;

(iii) redeem, purchase or otherwise acquire for any consideration (1) in the case of the Partnership, equity securities of the Partnership that rank, as to distributions and upon liquidation, junior to the Preferred Units, including Common Units, and (2) in the case of the General Partner, any Subsidiary of the General Partner or any Subsidiary of the Partnership, any class or series of capital stock or equity securities; provided, that the foregoing shall not prohibit the following: (A) redemptions pursuant to the Share Redemption Program; and (B) redemptions of Common Units in exchange for which the General Partner issues REIT Shares to the holders of such Common Units as the sole consideration therefor pursuant to the terms of the Partnership Agreement;

(iv) engage in a Change of Control;

(v) commence or suffer to exist an Event of Bankruptcy as to the Partnership, the General Partner or any of their respective Subsidiaries;

(vi) pay any special distributions (which, for purposes hereof, shall mean any distribution other than a distribution made on a regular monthly basis consistent with past practice) on (1) in the case of the Partnership, Common Units or other equity securities that rank, as to distributions and upon liquidation, junior to the Preferred Units and (2) in the case of the General Partner, any Subsidiary of the General Partner or any Subsidiary of the Partnership, shares of common stock or common equity securities or other equity securities that rank, as to distributions and upon liquidation, junior to such entity’s shares of preferred stock or preferred equity securities; provided, that the foregoing shall not prohibit special distributions that are necessary to preserve the General Partner’s status as a REIT under the Code; or

(vii) engage in a recapitalization, reorganization, merger, unit or stock split, statutory unit or stock exchange, sale of all or substantially all of such entity’s assets, tender offer for all or substantially all of its Common Units, shares of common stock or other common equity securities, as the case may be, or other similar transaction.

Neither the Partnership nor the General Partner shall take, and shall cause their respective Subsidiaries not to take, any action in furtherance of any of the foregoing actions without obtaining the required consent therefor, as specified in this Section 7(a). Notwithstanding any provision in this Section 7(a) to the contrary, the Partnership shall be able to enter into tax protection agreements in the ordinary course of its business.

(b) Investment Company Act. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, each of the Partnership and the General Partner shall take such steps as shall be necessary to ensure that none of the Partnership, the General Partner or any of their respective Subsidiaries shall become an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended.

(c) REIT Status and Partnership Operations. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, the General Partner shall use its best efforts to continue to maintain its qualification as a REIT under the Code unless and until the Board of Directors of the General Partner determines that it is in the best interest of the General Partner’s stockholders for the General Partner not to maintain such qualification. So long as any Preferred Units are outstanding and held by a REIT, the General Partner shall operate the Partnership in compliance with the income and asset requirements of Code Sections 856(c)(2), (c)(3) and (c)(4) and so as to avoid the imposition of the tax on prohibited transactions imposed under Code Section 857(b)(6), as if the Partnership were a REIT, unless all REITs holding Preferred Units voluntarily terminate their status as a REIT and deliver a notice to that effect to the General Partner.

(d) Notices. The Partnership and the General Partner hereby covenant and agree that, for as long as any Preferred Units are outstanding, the Partnership and the General Partner shall give to each holder of Preferred Units written notice, within three (3) days of the Partnership or the General Partner having actual knowledge thereof, of:

(i) the issuance by any Governmental Authority of any injunction, order, decision or other restraint or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii) the existence of an Event of Default (or an event which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default) or other Optional Repurchase Event;

(iii) the occurrence of a default under any instrument, agreement or indenture pertaining to any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries;

(iv) any default or event of default under any Material Contract of any of the Partnership, the General Partner or their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(v) the occurrence of an event or series of events relating to or affecting the Partnership, the General Partner and their respective Subsidiaries, taken as a whole, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(vi) the damage or destruction of any Property, in whole or in part;

(vii) the occurrence of a Capital Event; or

(viii) any actual or threatened commencement of any proceedings in respect of any Taking of any Property.

The written notice provided in connection with any of the foregoing events shall specify the nature of the event prompting such notice and the action (if any) that is proposed to be taken with respect thereto.

(8) Transfers.

(a) Notwithstanding Section 9.2 of the Partnership Agreement, other than the provisions of Section 9.2(d) and (e) thereof, a holder of Preferred Units may Transfer all or any portion of such holder’s Preferred Units without the consent of the General Partner, and the provisions of Section 9.2(f) of the Partnership Agreement shall not apply to the Preferred Units.

(b) In connection with any such Transfer pursuant to Section 8(a), the General Partner shall consent to the admission of the transferee as a substitute Limited Partner as long as such admission does not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder.

(9) Power of Attorney. Notwithstanding Section 8.2 of the Partnership Agreement, no holder of Preferred Units appoints the General Partner as its attorney-in-fact, and the General Partner shall not execute any document as attorney-in-fact or otherwise on behalf of the holders of Preferred Units pursuant to the power of attorney set forth in Section 8.2 of the Partnership Agreement.

(10) Definitions.

“Additional Distribution Payment Date” has the meaning set forth in Section 3(b)(ii).

“Additional Distribution Payment Record Date” has the meaning set forth in Section 3(b)(ii).

“Additional Distribution Period” has the meaning set forth in Section 3(b)(i).

“Additional Distribution Rate” has the meaning set forth in Section 3(b)(i).

“Additional Distributions” has the meaning set forth in Section 3(b)(i).

“Advisor” or “Advisors” means the Person or Persons, if any, appointed, employed or contracted with by the General Partner and responsible for directing or performing the day-to-day business affairs of the General Partner, including any Person to whom the Advisor subcontracts substantially all of such functions.

“Advisory Agreement” means the agreement among the Partnership, the General Partner and the Advisor pursuant to which the Advisor will direct or perform the day-to-day business affairs of the General Partner and the Partnership.

“Capital Event” means a sale or other disposition, directly or indirectly, of any Property or any portion thereof or an interest therein, a financing, refinancing, insurance award (excluding rent loss insurance), condemnation (or conveyance in lieu thereof), easement sale or other transaction which, in accordance with GAAP, consistently applied, is treated as a capital transaction.

A “Change of Control” will be deemed to have occurred with respect to the Partnership on any date after the Initial Date of Issuance on which neither the General Partner nor any of its Subsidiaries or Affiliates is the Controlling general partner, managing member or equivalent thereof of the Partnership. A “Change of Control” will be deemed to have occurred with respect to the General Partner on any date after the Initial Date of Issuance if:

(a) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the General Partner, any entity Controlling, Controlled by or under common Control with the General Partner, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the General Partner or any such entity), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of shares of stock of the General Partner representing thirty-five percent (35%) or more of either (A) the combined voting power of the General Partner’s then-outstanding securities or (B) the then-outstanding shares of all classes of stock of the General Partner (other than as a result of an acquisition of securities directly from the General Partner);

(b) any consolidation or merger of the General Partner where the stockholders of the General Partner immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares of stock representing in the aggregate 50% or more of the combined voting power of the securities of the surviving or resulting entity in the consolidation or merger (or of its ultimate parent entity, if any);

(c) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the General Partner, other than a sale or transfer by the General Partner of all or substantially all of the General Partner’s assets to an entity at least fifty percent (50%) of the combined voting power of the securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the General Partner immediately prior to such sale or transfer or (B) the approval by stockholders of the General Partner of any plan or proposal for the liquidation or dissolution of the General Partner;

(d) the members of the Board of Directors of the General Partner at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board of Directors of the General Partner; provided, that any director whose election, or nomination for election by the General Partner’s stockholders, was approved or ratified by a vote of a majority of the members of the Board of Directors then still in office who were Incumbent Directors at the beginning of such 24-calendar-month period shall be deemed to be an Incumbent Director for purposes of the foregoing; or

(e) the Advisory Agreement is terminated.

“Common Units” has the meaning set forth in Section 2.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto. For purposes of this definition, debt securities that are convertible into common stock will be treated as voting securities only when converted.

“Current Distribution Payment Date” has the meaning set forth in Section 3(a)(ii).

“Current Distribution Payment Record Date” has the meaning set forth in Section 3(a)(ii).

“Current Distribution Period” has the meaning set forth in Section 3(a)(i).

“Current Distributions” has the meaning set forth in Section 3(a)(i).

“Date of Issuance” has the meaning set forth in Section 3(a)(i).

“Deferred Distribution” has the meaning set forth in Section 3(b)(i).

“Deferred Distribution Period” has the meaning set forth in Section 3(b)(i).

“Deferred Distribution Rate” has the meaning set forth in Section 3(b)(i).

“Distribution” has the meaning set forth in Section 3(b)(i).

“Distribution Payment Date” has the meaning set forth in Section 3(b)(ii).

“Distribution Payment Record Date” has the meaning set forth in Section 3(b)(ii).

“Distribution Period” has the meaning set forth in Section 3(b)(i).

“Event of Default” means the occurrence of one or more of the following events:

(a) a material default in the performance of, or material breach of any covenant, warranty or other agreement contained in, the Partnership Agreement, including this Amendment (including, without limitation, any of the Protective Provisions), or the Purchase Agreement by the Partnership or the General Partner, as applicable, and the continuance of such default or breach for a period of 10 business days after written notice thereof shall have been given to the Partnership and the General Partner;

(b) an Event of Bankruptcy as to the Partnership, the General Partner or any of their respective Subsidiaries that has not been consented to in advance by the holders of the Preferred Units pursuant to Section 7(a);

(c) any breach, default or event of default shall occur and be continuing under any instrument, agreement or indenture pertaining to any Indebtedness of the Partnership, the General Partner or any of their respective Subsidiaries aggregating more than $5 million, the effect of which is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Partnership, the General Partner or any such Subsidiary (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(d) the failure of the General Partner to qualify as a REIT under the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Redemption” has the meaning set forth in Section 5(a).

“Final Repurchase” has the meaning set forth in Section 6(a).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including foreign Governmental Authorities.

“Holder Repurchase Notice” has the meaning set forth in Section 6(b).

“Holder Repurchase Notice Date” has the meaning set forth in Section 6(b).

“Improvements” means the buildings, structures, fixtures, building equipment, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located at any Property.

“Incumbent Directors” has the meaning set forth in the definition of “Change of Control.”

“Indebtedness” means, without duplication, the sum of the (i) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured (including but not limited to all senior financing facilities, senior mortgages and/or fixed-rate long term debt) (the “Senior Debt”), (ii) reimbursement obligations under any letters of credit or similar instruments with regard to the Senior Debt, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any Indebtedness of the foregoing of any other Person; provided, that Indebtedness shall not include “trade payables” incurred in the ordinary course of business and, in the case of the Partnership, shall not include the Preferred Units.

“Initial Date of Issuance” means November 3, 2014.

“LIBOR” means, with respect to each Distribution Period, (i) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Distribution Period, which appears on Reuters Screen LIBOR01 Page (or the successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on that respective Distribution Period’s Distribution Payment Date (rounded upwards, if necessary, to the nearest 1/1000 of one percent (1%)); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page (or the successor thereto), the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by the Partnership from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Distribution Period to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on that Distribution Payment Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide the Partnership with such quotations, the rate per annum which the Partnership determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by the Partnership are quoting at approximately 11:00 a.m., New York City time, on that Distribution Payment Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Distribution Period in amounts of not less than U.S. $1 million. The Partnership’s determination of LIBOR shall be binding and conclusive on the holders of Preferred Units absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. dollar deposits in the London Interbank Eurodollar Market at which the Partnership prices loans on the date which LIBOR is determined by the Partnership as set forth above.

“LIBOR Rate” means, with respect to each Distribution Period, the quotient of (a) LIBOR applicable to such Distribution Period, divided by (b) a percentage equal to 100% minus the Reserve Requirements (if any) applicable to such Distribution Period.

“Lien” means any liens, mortgages, pledges, security interests, claims, options, rights of first offer or refusal, charges, conditional or installment sale contracts, claims of third parties of any kind or other encumbrances.

“Liquidation” has the meaning set forth in Section 4(a).

“Liquidation Amount” has the meaning set forth in Section 4(a).

“Material Adverse Effect” with respect to any Person means any event, occurrence, development, change or effect that is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, prospects, properties, operating assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, that, in no event shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a “Material Adverse Effect”: (i) the failure by the General Partner to meet independent, third party projections of earnings, revenue or other financial performance measures (provided, that the underlying facts, circumstances, operating results or prospects which cause the General Partner to fail to meet such projections may be considered in determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur); (ii) fluctuations in the price or net asset value of the REIT Shares; and (iii) the failure to obtain any tenant estoppel.

“Material Contract” means each of the following contracts (and all amendments, modifications and supplements thereto and all side letters to which the Partnership, the General Partner or their respective Subsidiaries are a party affecting the obligations of any party thereunder) to which the Partnership, the General Partner or their respective Subsidiaries are a party or by which any of their respective Properties or assets are bound (notwithstanding anything below, “Material Contract” shall not include any contract that (1) is terminable upon thirty (30) days’ notice without a penalty or premium, (2) will be fully performed and satisfied as of or prior to the Initial Date of Issuance, (3) is a lease, or (4) is an organizational document):

(a) all agreements that call for aggregate payments by, or other consideration from, the Partnership, the General Partner or their respective Subsidiaries under such contract of more than $1 million over the remaining term of such contract;

(b) all agreements that call for annual aggregate payments by, or other consideration from, the Partnership, the General Partner or their respective Subsidiaries under such contract of more than $1 million over the remaining term of such contract;

(c) any agreement that contains any non-compete or exclusivity provisions with respect to any line of business in which the Partnership, the General Partner or their respective Subsidiaries is currently engaged or geographic area with respect to the Partnership, the General Partner or their respective Subsidiaries, or that purports to restrict in any material respect the right of the Partnership, the General Partner or their respective Subsidiaries to conduct any line of business in which the Partnership, the General Partner or their respective Subsidiaries are currently engaged or to compete with any Person or operate in any geographic area or location in which the Partnership, the General Partner or their respective Subsidiaries may conduct business;

(d) any partnership, limited liability company agreement, joint venture or other similar agreement entered into by the Partnership, the General Partner or their respective Subsidiaries with any third party;

(e) any contract for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property including any Property or any asset that if purchased by any of the Partnership, the General Partner or their respective Subsidiaries would be a Property in the Portfolio;

(f) any contract pursuant to which the Partnership, the General Partner or their respective Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Partnership, the General Partner or their respective Subsidiaries (other than their organizational documents);

(g) any (A) loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other Indebtedness (secured or unsecured, direct or indirect, absolute or contingent (including guaranties of any obligation)) of, for the benefit of or payable to any of the Partnership, the General Partner or their respective Subsidiaries (other than among the Partnership, the General Partner and their respective Subsidiaries) in excess of $5 million, or (B) contract (other than any organizational document) to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary or other Person;

(h) any employment agreements, severance, change in control or termination agreements with officers of any of the Partnership, the General Partner or their respective Subsidiaries;

(i) any contract pursuant to which any of the Partnership, the General Partner or their respective Subsidiaries has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price that, in each case, could reasonably be expected to result in future payments of more than $2 million; or any contract relating to the settlement or proposed settlement of any action, which involves the issuance of equity securities or the payment of an amount in excess of $2 million; and

(j) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

An “Optional Repurchase Event” means the occurrence of any one or more of the following events:

(i) a breach of any of the Protective Provisions;

(ii) an Event of Default;

(iii) a Change of Control that has not been consented to pursuant to Section 7(a);

(iv) the failure of the General Partner to qualify as a REIT under the Code; or

(v) the occurrence and continuance of a monetary or a material default beyond any applicable cure period under any of the Portfolio Loan Documents.

“Pay Rate” has the meaning set forth in Section 3(a).

“Permitted Lien” means, collectively (a) any Lien, encumbrances or other matters disclosed in a Title Insurance Policy, (b) any Lien, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent and (c) such other title and survey exceptions as the holders of record of at least a majority of the Preferred Units then outstanding have approved or may approve in writing in such holders’ discretion.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.

“Portfolio” means (i) a twenty-six (26)-facility self-storage portfolio consisting of fourteen (14) self-storage facilities located in California, four (4) self-storage facilities located in Michigan, three (3) self-storage facilities located in Colorado, two (2) self-storage facilities located in Illinois, and one (1) self-storage facility located in each of New Jersey, Washington and Maryland; (ii) a five(5)-facility self-storage portfolio consisting of three (3) self-storage facilities located in Raleigh, North Carolina, and two (2) self-storage facilities located in Myrtle Beach, South Carolina; (iii) and any and all subsequent property acquisitions made by the Partnership or the General Partner.

“Portfolio Loan Documents” means the governing loan documents, and any and all amendments thereto, for each of the Properties in the Portfolio.

“Preferred Units” has the meaning set forth in the opening paragraph of this Amendment.

“Property” means each individual property in the Portfolio, including the Improvements thereon, and such additional properties that may be acquired as part of the Portfolio.

“Protective Provisions” means those protective provisions set forth in Section 7(a).

“Purchase Agreement” means that certain Series A Cumulative Redeemable Preferred Unit Purchase Agreement, dated November 3, 2014 among Strategic Storage Operating Partnership II, L.P., Strategic Storage Trust II, Inc., and SSTI Preferred Investor, LLC.

“Redemption Price” has the meaning set forth in Section 5(a).

“Repurchase Price” has the meaning set forth in Section 6(a).

“Reference Banks” means four major banks in the London interbank market selected by holders of record of at least a majority of the Preferred Units then outstanding.

“Reserve Requirements” means, with respect to any Distribution Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Distribution Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against, any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Distribution Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. In the event of any change in the rate of such Reserve Requirements under Regulation D during the applicable Distribution Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Preferred Units, the Partnership may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements.

“Senior Debt” has the meaning set forth in the definition of “Indebtedness”.

“Set apart for payment” means the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of a distribution by the General Partner, the allocation of funds to be so paid on any series or class of Partnership Units.

“Share Redemption Program” means the General Partner’s program pursuant to which the General Partner’s stockholders who have held REIT Shares for at least one year may, under certain circumstances, be able to cause all or any portion of such REIT Shares to be redeemed by the General Partner.

“Taking” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

“Taxes” means all real estate and personal property Taxes, assessments, water rates or sewer rents (excluding income Taxes), now or hereafter levied or assessed or imposed against the Portfolio or part thereof, together with all interest and penalties thereon.

“Title Insurance Policy” means a policy of title insurance or title commitments.

Schedule A

Notice of Repurchase

The undersigned holder of Preferred Units hereby irrevocably requests Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership (the “Partnership”), to repurchase              Preferred Units in accordance with the terms of the Second Amended and Restated Limited Partnership Agreement of the Partnership and the Amendment thereto establishing the Preferred Units; and the undersigned irrevocably (i) surrenders such Preferred Units and all right, title and interest therein; and (ii) directs that the Redemption Price for such Preferred Units be delivered to the Person specified below at the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has good and unencumbered title to the Preferred Units that are the subject of this Notice, free and clear of the rights or interests of any other Person; (b) has the full right, power, and authority to request the repurchase requested herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such repurchase of Preferred Units.

Dated:

Name:
(Please Print)

(Signature)

(If holder is an entity, name and title of signatory)

(Mailing Address)

(City) (State) (Zip Code)

A-1